Exhibit 99.1

From: Lauren Daitch 310 203-7525 ldaitch@irell.com

Irell & Manella LLP Secures Complete Victory for Novellus Systems after Eight-Year Legal Battle

Jury in Santa Clara Superior Court takes less than seven hours to return a unanimous verdict in favor of Novellus Systems following a six-week trial; company faced $200 million in damages

LOS ANGELES, CA (March 2, 2010) – A twelve-person jury in the Santa Clara County Superior Court has returned a unanimous verdict in favor of Novellus Systems, Inc. on multiple causes of action – including breach of contract, and lack of good faith and fair dealing – asserted against Novellus by Linear Technology Corp. The case, originally filed in 2002, is believed to be the oldest active case in Santa Clara Superior Court. Linear had been seeking roughly $200 million in damages from Novellus and its co-defendant, Tokyo Electron Ltd.

Novellus was represented by its long-time law firm Irell & Manella LLP.

The lawsuit began in March 2002, when Linear filed a complaint against Novellus and other semiconductor equipment suppliers in the Superior Court of Santa Clara County seeking damages (including punitive damages), declaratory relief and injunctions for alleged breach of contract, violations of the covenant of good faith and fair dealing, fraud, unfair competition and breach of warranty.

At the center of the case was semiconductor-manufacturing equipment Linear purchased from Novellus. Soon after, Texas Instruments (TI) filed suit against Linear, alleging that its use of the Novellus equipment infringed TI patents. TI revealed that it had previously won an infringement case against another tech company that had also purchased equipment from Novellus. Linear, alleging it had been denied this information at the time of its purchase, filed suit against Novellus.

Irell obtained a dismissal of Linear’s claims for fraud and unfair competition in October 2004. The Court of Appeal for the Sixth Appellate District affirmed these dismissals in a published decision in June 2007.

The recently-concluded jury trial, which began on January 19, 2010, was limited to Linear’s remaining claims for breach of warranty and a violation of the covenant of good faith and fair dealing. The jury began deliberations on the morning of February 26, 2010, and returned its unanimous verdict for Novellus by about 3:15 that afternoon. The jury found that Novellus had not breached its warranty to Linear, nor had it breached its covenant of good faith and fair dealing.

“This is an important victory for Novellus,” said Jonathan Kagan, an Irell lawyer who represented Novellus at trial. “For nearly a decade Linear has been alleging that Novellus had acted improperly toward them, and Novellus has been denying these allegations. Now that we have had our day in court, we can say with certainty that these allegations are—and always have been—completely false.”

Irell has been representing San Jose-based Novellus since 1997.

Novellus was represented at trial by Irell attorneys Morgan Chu, Jonathan Kagan, Lisa Glasser, and David McPhie. Allen Ruby, of The Law Offices of Allen Ruby, represented Linear.

###

Irell & Manella LLP is a full-service law firm with 220 attorneys in offices in Los Angeles and Newport Beach, CA. Founded in 1941, Irell is nationally recognized for its intellectual property, litigation, corporate and tax practices. The firm was recently named to American Lawyer’s “A-List” of the top U.S. law firms. The firm’s clients include Fortune 500 corporations, universities, and leading-edge entrepreneurial companies. For more information, please visit www.irell.com.